Exhibit 99.1

Mead Johnson Reports Strong Fourth Quarter and Full Year Constant Dollar Sales Growth of 7 Percent; Delivers Non-GAAP EPS Growth of 10 Percent; Provides 2013 Guidance

GLENVIEW, Ill.--(BUSINESS WIRE)--January 31, 2013--Mead Johnson Nutrition Company (NYSE: MJN) announced today its financial results for the fourth quarter and year ended December 31, 2012.

  Net sales of $3,901.3 million for the full year 2012 were up six percent from $3,677.0 million in the prior year. Excluding an unfavorable foreign exchange impact, sales increased seven percent. Constant dollar sales for the Asia/Latin America segment grew 12 percent, partially offset by a three percent decline in the North America/Europe segment.
  GAAP net earnings were $2.95 per diluted share for 2012, an increase of 19 percent compared to $2.47 per diluted share in the prior year.
  Non-GAAP (1) net earnings of $3.08 per diluted share for 2012 were up 10 percent from $2.79 per diluted share in 2011.
  Fourth quarter 2012 sales of $981.1 million were up eight percent from $911.3 million in 2011, with constant dollar sales up seven percent. Sales for the Asia/Latin America segment grew nine percent excluding a favorable foreign exchange impact, while the North America/Europe segment grew four percent.
  GAAP net earnings in the fourth quarter were $0.66 per diluted share, compared to $0.42 per diluted share in the prior year, benefiting from higher sales, the timing of pension settlement expense and a lower effective tax rate, partially offset by higher demand-generation investments.
  Non-GAAP net earnings totaled $0.72 per diluted share for the fourth quarter of 2012, compared to $0.52 per diluted share in 2011.
  The company provided full-year 2013 GAAP EPS guidance of $3.20 to $3.28. Excluding specified items, estimated at $0.02 per diluted share, the full-year 2013 non-GAAP EPS is expected to be in the range of $3.22 to $3.30.

(1)See “Non-GAAP Financial Measures” and the reconciliation of GAAP and non-GAAP results included in this release.

“We are pleased with our strong sales and earnings performance in the fourth quarter and the overall performance of the business in 2012,” said Chief Executive Officer Stephen W. Golsby. “The Asia/Latin America segment delivered strong growth, while notably in China, we recovered additional market share in the fourth quarter, with distributors' inventory restored to normal levels by the end of the year. The North America/Europe segment contributed four percent sales growth in the fourth quarter as we made excellent progress building non-WIC* market share in the United States. For the company, full-year constant dollar sales grew at seven percent with non-GAAP earnings per share increasing 10 percent. Tight management of general and administrative spending, coupled with further reductions in our effective tax rate, more than offset the impact of higher commodity costs and helped to fund continued increases in demand-generation investments to drive longer-term growth. Notably, the global Enfa brand reached a major milestone in 2012, exceeding $3 billion in sales.”

*WIC = United States Department of Agriculture Special Supplemental Nutrition Program for Women, Infants, and Children

Fourth Quarter Results

Sales for the fourth quarter of 2012 totaled $981.1 million, up eight percent from $911.3 million a year ago. Sales benefited five percent from price, two percent from volume, and one percent from foreign exchange. Earnings before interest and income taxes (EBIT) for the fourth quarter totaled $189.7 million, up 30 percent from $146.1 million in the prior-year period. This was primarily driven by higher sales, the earlier recognition of pension settlement expense in 2012, and lower IT and other IPO-related separation expenses. These benefits were partially offset by higher demand-generation investments.

Net earnings attributable to shareholders totaled $134.2 million, or $0.66 per diluted share, compared to $85.6 million, or $0.42 per diluted share in the prior-year quarter. In addition to the increase in EBIT, the effective tax rate (ETR) decreased for the fourth quarter to 23.8 percent, compared to 32.5 percent a year ago, primarily due to favorable adjustments associated with prior years' tax filings and lower required tax accruals. Net earnings in the fourth quarter of 2012 also benefited by $0.01 per diluted share from favorable prior years' tax items.

On a non-GAAP basis, which excludes specified items, net earnings attributable to shareholders totaled $146.7 million, or $0.72 per diluted share, for the fourth quarter of 2012, compared to $106.5 million, or $0.52 per diluted share, for the same quarter a year ago.

Fourth Quarter Segment Results

The Asia/Latin America segment had sales of $663.5 million for the fourth quarter of 2012, up 10 percent from $604.8 million in 2011. Sales increased six percent from price, three percent from volume, and one percent from foreign exchange. The China business continued to recover market share, and distributors' inventory was restored to normal levels by year-end. Excluding China/Hong Kong, the other markets of the Asia/Latin America segment had organic constant dollar sales growth in the mid teens, and including the favorable contribution from our Argentine acquisition, grew over 20 percent. EBIT for the Asia/Latin America segment totaled $187.4 million, up four percent compared to $179.7 million for the year-ago quarter. The EBIT increase was driven by strong sales growth, partially offset by higher advertising and promotion investments and lower gross margins from an unfavorable country mix.

The North America/Europe segment reported sales of $317.6 million for the fourth quarter of 2012, up four percent from $306.5 million in 2011. Sales benefited five percent from price offset by a one percent decline from volume. Higher sales in the United States from gains in non-WIC market share were partially offset by continued category decline from higher breastfeeding rates and the transition of several smaller WIC contracts. Sales growth in the United States was partially offset by lower sales in Europe as we refocused the business on higher margin specialty infant formula products. EBIT totaled $88.9 million, up 39% compared to $64.1 million in the fourth quarter a year ago. The increase was the result of higher sales, improved gross margins from lower U.S. dairy costs and lower operating expenses.

Corporate and Other expenses declined primarily from the timing of pension settlement expense, which was initially triggered in the second quarter of 2012 compared to the fourth quarter of 2011.

Full-Year 2012 Results

For the year ended December 31, 2012, sales totaled $3,901.3 million, up six percent from $3,677.0 million a year ago. Sales growth increased six percent from price and one percent from volume, reduced by one percent from foreign exchange.

Gross margin was down 110 basis points in 2012 versus the prior year from higher dairy and other commodity costs, mainly in the North America/Europe segment. Manufacturing variances were also unfavorable, primarily from lower production volume in the North America/Europe segment.

EBIT for 2012 totaled $870.0 million, up from $774.1 million a year earlier. The EBIT increase was primarily driven by sales growth. In addition, general and administrative expenses were lower, driven by the reduction in IT and IPO-related separation costs, the elimination of duplicate shared service costs in 2011, and lower performance-based compensation expense. These factors were partially offset by lower gross margins, higher demand-generation investments and increased pension settlement expense.

The effective tax rate for 2012 was 23.9 percent versus 28.1 percent a year ago. The lower effective tax rate was primarily attributable to favorable adjustments associated with prior years' tax filings, changes in management's assertion that certain current and prior years' foreign earnings and profits are permanently invested abroad, and changes in the geographic earnings mix. The benefit from prior years' tax items was $0.07 per diluted share.

Net earnings attributable to shareholders for 2012 totaled $604.5 million, or $2.95 per diluted share, compared with $508.5 million, or $2.47 per diluted share, for the prior-year period.

On a non-GAAP basis, which excludes specified items, net earnings attributable to shareholders totaled $630.1 million, or $3.08 per diluted share, in 2012, compared to $573.1 million, or $2.79 per diluted share, in 2011.

Full-Year 2012 Segment Results

Sales in the Asia/Latin America segment were $2,719.5 million, up 11 percent from $2,447.2 million in 2011. Sales increased seven percent from price and five percent from volume, offset by a one percent decline from foreign exchange. The majority of the markets in the segment delivered double-digit constant dollar sales growth from higher pricing and overall category growth, enhanced by share gains in key markets. Constant dollar sales in China/Hong Kong grew five percent for the full year. In China, the company made progress in recovering market share in the second half of 2012, following a decline in the first half of the year. Sales growth for the segment also benefited from the Argentine acquisition in March 2012, which contributed two percent to total company full-year growth. EBIT for the segment totaled $901.3 million, up 11 percent compared to $811.6 million in 2011. The EBIT increase was primarily related to sales growth, partially offset by increased demand-generation investments.

The North America/Europe segment reported sales of $1,181.8 million for 2012, down four percent from $1,229.8 million in 2011. Sales declined seven percent from volume and one percent from foreign exchange, partially offset by a four percent increase from price. The volume decline was primarily in the United States and attributed to lower market share, category consumption and births. Total market share was lower in comparison to the prior year, when the company benefited from a competitor's recall, as well as the 2012 impact of the unfounded media reports in December 2011 of alleged product contamination. Significant progress was made in recovering market share in the fourth quarter of 2012. EBIT totaled $246.1 million, compared to $308.4 million in 2011. The decrease was primarily due to lower sales and gross margins, partially offset by lower operating expenses. The gross margin decline resulted from higher commodity costs and lower production volumes.

Corporate and Other expenses decreased from lower IT and IPO-related separation costs, lower performance-based compensation expense and the elimination of duplicate costs from the overlap in shared services providers incurred in 2011 during the SAP implementation project. These factors were partially offset by higher pension settlement expense.

Outlook for 2013

“We expect to continue to deliver strong sales growth through 2013,” Mr. Golsby said. “We are initiating non-GAAP EPS guidance in the range of $3.22 to $3.30, up from the $3.08 per share we delivered in 2012. Annual constant dollar sales growth from ongoing operations are expected to be in the range of 7 percent to 8 percent and will be reduced by 1 percent as we exit several low margin non-core businesses. Therefore, key assumptions underlying non-GAAP guidance include an expected sales increase of 6 percent to 7 percent excluding the effect of foreign exchange. Improved gross margins will help fund continued increases in demand-generation investments. The 2013 non-GAAP effective tax rate is expected to be about 25 percent, slightly higher than the 24.3 percent reported in 2012, which included prior years' tax benefits.”

Conference Call Scheduled

Mead Johnson will host a conference call at 8:30 a.m. CST today, during which company executives will review fourth quarter and full year financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at meadjohnson.com. To listen to the call, visit the website at least 15 minutes before the call and click on the “Investors” tab. Security analysts and investors wishing to participate by telephone should call (866) 362-4829, pass code: Mead Johnson. Callers outside of North America should call +1-617-597-5346 to be connected. A replay of the conference call will be available through midnight CST Thursday, February 7, 2013, by calling (888) 286-8010 or outside of North America +1-617-801-6888, pass code: 63045245. The replay will also be available at meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are identified by words such as “expects,” “intends” and “believes,” involve certain risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company's reputation of real or perceived quality issues; (3) the adverse effect of commodity costs; (4) increased competition from branded, private label, store and economy-branded products; (5) the effect of an economic downturn on consumers' purchasing behavior and customers' ability to pay for product; (6) inventory reductions by customers; (7) the adverse effect of changes in foreign currency exchange rates; (8) the effect of changes in economic, political and social conditions in the markets where we operate; (9) legislative, regulatory or judicial action that may adversely affect the company's ability to advertise its products or maintain product margins; (10) the possibility of changes in the Women, Infant and Children (WIC) program, or participation in WIC; and (11) the ability to develop and market new, innovative products. For additional information on these and other factors, see the risk factors identified in the company's periodic reports, including the annual report on Form 10-K for 2011, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with, or furnished to, the Securities and Exchange Commission, available upon request or at meadjohnson.com. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company's mission is to nourish the world's children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company's “Enfa” family of brands, including Enfamil® infant formula, is the world's leading brand franchise in pediatric nutrition. For more information, go to meadjohnson.com.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
NET SALES	$981.1	$911.3	$3,901.3	$3,677.0
Cost of Products Sold	382.0	354.9	1,485.3	1,362.3
GROSS PROFIT	599.1	556.4	2,416.0	2,314.7
Expenses:
Selling, General and Administrative	235.6	237.3	877.8	926.8
Advertising and Promotion	139.5	128.7	552.8	501.7
Research and Development	27.8	28.1	95.4	92.5
Other Expenses	6.5	16.2	20.0	19.6
EARNINGS BEFORE INTEREST AND INCOME TAXES	189.7	146.1	870.0	774.1

Interest Expense	16.0	13.8	65.0	52.2
EARNINGS BEFORE INCOME TAXES	173.7	132.3	805.0	721.9

Provision for Income Taxes	41.4	43.0	192.6	202.9
NET EARNINGS	132.3	89.3	612.4	519.0
Less Net Earnings Attributable to Noncontrolling Interests	(1.9)	3.7	7.9	10.5
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$134.2	$85.6	$604.5	$508.5
Earnings per Share—Basic
Net Earnings Attributable to Shareholders	$0.66	$0.42	$2.96	$2.48
Earnings per Share—Diluted
Net Earnings Attributable to Shareholders	$0.66	$0.42	$2.95	$2.47
Weighted-average Shares	202.9	203.8	203.6	204.3
Dividends Declared per Share	$0.30	$0.26	$1.20	$1.04

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in millions)
(UNAUDITED)

	December 31,
	2012	2011
NET EARNINGS	$612.4	$519.0

OTHER COMPREHENSIVE INCOME/(LOSS)
Foreign Currency Translation Adjustments
Translation Adjustments	(8.4)	(27.2)
Tax Benefit/(Expense)	(13.0)	4.7
Deferred Gains/(Losses) on Derivatives Qualifying as Hedges
Deferred Gains/(Losses) on Derivatives Qualifying as Hedges for the Period	(12.7)	5.8
Reclassification Adjustment for (Gains)/Losses Included in Net Earnings	0.8	2.9
Tax Benefit/(Expense)	3.5	(2.6)
Pension and Other Post-Retirement Benefits
Deferred Gains on Pension and Other Post-Retirement Benefits	(58.5)	(90.7)
Reclassification Adjustment for (Gains)/Losses Included in Net Earnings	23.8	14.6
Tax Expense	10.6	24.1
OTHER COMPREHENSIVE INCOME/(LOSS)	(53.9)	(68.4)

COMPREHENSIVE INCOME	558.5	450.6

Less Comprehensive Income Attributable to Noncontrolling Interests	7.9	10.6

COMPREHENSIVE INCOME ATTRIBUTABLE TO SHAREHOLDERS	$550.6	$440.0

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,042.1	$840.3
Receivables – net of allowances of $7.6 and $6.3, respectively	364.6	352.6
Inventories (1)	435.9	534.9
Deferred Income Taxes – net of valuation allowance	86.4	118.5
Income Taxes Receivable	26.0	3.3
Prepaid Expenses and Other Assets	60.0	40.1
Total Current Assets	2,015.0	1,889.7
Property, Plant, and Equipment – net	689.9	576.1
Goodwill	270.6	117.5
Other Intangible Assets – net	129.9	91.6
Deferred Income Taxes – net of valuation allowance	24.5	16.5
Other Assets	128.3	75.4
TOTAL	$3,258.2	$2,766.8
LIABILITIES AND EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Short-term Borrowings	$161.0	$—
Accounts Payable	508.5	488.1
Dividends Payable	61.3	53.3
Note Payable	26.0	—
Accrued Expenses	220.4	229.0
Accrued Rebates and Returns	314.8	300.1
Deferred Income – current	36.1	47.0
Income Taxes – payable and deferred	41.8	82.6
Total Current Liabilities	1,369.9	1,200.1
Long-Term Debt	1,523.2	1,531.9
Deferred Income Taxes – noncurrent	15.9	5.2
Pension, Post-Retirement and Post Employment Liabilities	188.8	157.2
Other Liabilities	95.1	40.4
Total Liabilities	3,192.9	2,934.8
COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	36.3	—

EQUITY/(DEFICIT)
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 206.0 and 205.1 issued, respectively	2.1	2.1
Additional Paid-in/(Distributed) Capital	(676.6)	(728.4)
Retained Earnings	1,124.8	770.0
Treasury Stock – at cost	(244.6)	(89.7)
Accumulated Other Comprehensive Loss	(187.0)	(133.1)
Total Shareholders’ Equity/(Deficit)	18.7	(179.1)
Noncontrolling Interests	10.3	11.1
Total Equity/(Deficit)	29.0	(168.0)
TOTAL	$3,258.2	$2,766.8

(1) For the year ended December 31, 2011, inventories included $77 million due to a higher level of advanced purchases for select dairy inputs

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EQUITY/(DEFICIT) AND REDEEMABLE NONCONTROLLING INTEREST
(Dollars in millions)
(UNAUDITED)

		Additional			Accumulated			Redeemable
		Paid-in			Other	Non-	Total	Non-
	Common	(Distributed)	Retained	Treasury	Comprehensive	controlling	Equity/	controlling
	Stock	Capital	Earnings	Stock	Loss	Interests	(Deficit)	Interest
Balance as of December 31, 2010	$2.0	$(775.6)	$474.0	$(3.2)	$(64.6)	$9.1	$(358.3)	$—
Stock-based Compensation Awards (includes income tax benefits of $2.8)	0.1	47.2		(4.9)			42.4
Treasury Stock Acquired				(81.6)			(81.6)
Distributions to Noncontrolling Interests						(8.6)	(8.6)
Cash Dividends Declared			(212.5)				(212.5)
Net Earnings			508.5			10.5	519.0
Other Comprehensive Income (Loss)					(68.5)	0.1	(68.4)

Balance as of December 31, 2011	$2.1	$(728.4)	$770.0	$(89.7)	$(133.1)	$11.1	$(168.0)	$—
Stock-based Compensation Awards (includes income tax benefits of $11.8)		51.8		(15.2)			36.6
Treasury Stock Acquired				(139.7)			(139.7)
Acquisition							—	30.2
Distributions to Noncontrolling Interests						(7.6)	(7.6)
Cash Dividends Declared			(244.7)				(244.7)
Net Earnings			604.5			6.8	611.3	1.1
Redeemable Noncontrolling Interest Accretion			(5.0)				(5.0)	5.0
Other Comprehensive Income (Loss)					(53.9)	—	(53.9)
Balance as of December 31, 2012	$2.1	$(676.6)	$1,124.8	$(244.6)	$(187.0)	$10.3	$29.0	$36.3

MEAD JOHNSON NUTRITION COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$612.4	$519.0
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	76.9	75.3
Stock-Based Compensation Expense	32.2	39.9
Deferred Income Tax	17.1	(33.3)
Gain on Sale of Intangible Assets	(6.5)	—
Exchange Loss from Devaluation	—	—
Other	1.8	2.3
Changes in Assets and Liabilities
Receivables	(8.5)	(7.9)
Inventories	109.8	(183.3)
Accounts Payable	(30.9)	114.7
Accrued Expenses, Rebates and Returns	(6.3)	50.0
Income Taxes Payable	(62.2)	53.2
Other Assets and Liabilities	(14.8)	12.6
Pension and Other Post Retirement Benefits Contributions	(28.3)	(9.7)
Net Cash Provided by Operating Activities	692.7	632.8
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(124.4)	(109.5)
Proceeds from Sale of Property, Plant and Equipment	1.5	1.6
Proceeds from Sale of Intangible Assets	6.5	—
Investment in Other Companies	(6.3)	(4.7)
Payment for Acquisition	(106.1)	—
Net Cash Used in Investing Activities	(228.8)	(112.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	391.2	72.0
Repayments of Short-term Borrowings	(230.2)	(73.2)
Payment for Capital Lease Termination	—	—
Repayments of Notes Payable	(52.6)	—
Payments of Dividends	(236.7)	(205.7)
Stock-based-compensation-related Proceeds and Excess Tax Benefits	23.3	4.5
Purchases of Treasury Stock	(154.9)	(87.7)
Proceeds from Termination of Interest Rate Swaps	—	23.5
Proceeds from Promissory Note	—	—
Distributions to Noncontrolling Interests	(7.6)	(8.6)
Net Cash Used in Financing Activities	(267.5)	(275.2)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	5.4	(0.3)

NET INCREASE IN CASH AND CASH EQUIVALENTS	201.8	244.7
CASH AND CASH EQUIVALENTS:
Beginning of Period	840.3	595.6
End of Period	$1,042.1	$840.3

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)

The following chart has been restated for a segment reorganization implemented during the fourth quarter of 2012. See additional information on page 14 of this press release.

	Three Months Ended December 31,			% Change Due to
						Foreign
Net Sales	2012	2011	% Change	Volume	Price	Exchange
Asia/Latin America	$663.5	$604.8	10%	3%	6%	1%
North America/Europe	317.6	306.5	4%	(1)%	5%	—
Net Sales	$981.1	$911.3	8%	2%	5%	1%

Earnings Before Interest and Income Taxes	2012	2011	% Change
Asia/Latin America	$187.4	$179.7	4%
North America/Europe	88.9	64.1	39%
Corporate and Other	(86.6)	(97.7)	11%
EBIT	$189.7	$146.1	30%

	Year Ended December 31,			% Change Due to
						Foreign
Net Sales	2012	2011	% Change	Volume	Price	Exchange
Asia/Latin America	$2,719.5	$2,447.2	11%	5%	7%	(1)%
North America/Europe	1,181.8	1,229.8	(4)%	(7)%	4%	(1)%
Net Sales	$3,901.3	$3,677.0	6%	1%	6%	(1)%

	Year Ended December 31,
Earnings Before Interest and Income Taxes	2012	2011	% Change
Asia/Latin America	$901.3	$811.6	11%
North America/Europe	246.1	308.4	(20)%
Corporate and Other	(277.4)	(345.9)	20%
EBIT	$870.0	$774.1	12%

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures, including non-GAAP EBIT, earnings and earnings per share information. The items included in GAAP measures, but excluded for the purpose of determining non-GAAP EBIT, earnings and earnings per share, are IT separation and other costs (Specified Items). In addition, other items include the tax impact on Specified Items. Non-GAAP EBIT, earnings and earnings per share information adjusted for these items is an indication of the company's underlying operating results and intended to enhance an investor's overall understanding of the company's financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile GAAP to non-GAAP disclosure follow:

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

FOR THE THREE MONTHS ENDED DECEMBER 31, 2012 AND 2011

	Earnings Before Interest		Net Earnings Attributable		Earnings per Common
	and Income Taxes		to Shareholders		Share - Diluted
	2012	2011	2012	2011	2012	2011
GAAP Results	$189.7	$146.1	$134.2	$85.6	$0.66	$0.42
Specified Items: (1)
IT and other separation costs (2)	7.9	13.5
Gain on sale of certain non-core intangible assets (3)	(1.0)	—
Severance and other costs (3)	11.5	11.4
Legal, settlements and related costs (2,3)	(0.3)	3.2
Specified Items before income taxes	18.1	28.1	18.1	28.1	0.09	0.14
Income tax impact on items above			(5.6)	(7.2)	(0.03)	(0.04)
Non-GAAP Results	$207.8	$174.2	$146.7	$106.5	$0.72	$0.52

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

	Earnings Before Interest		Net Earnings Attributable		Earnings per Common
	and Income Taxes		to Shareholders		Share - Diluted
	2012	2011	2012	2011	2012	2011
GAAP Results	$870.0	$774.1	$604.5	$508.5	$2.95	$2.47
Specified Items: (1)
IT and other separation costs (2)	19.9	74.7
Gain on sale of certain non-core intangible assets (3)	(6.5)	—
Severance and other costs (3)	21.1	11.6
Legal, settlements and related costs (2,3)	2.8	7.6
Specified Items before income taxes	37.3	93.9	37.3	93.9	0.18	0.46
Income tax impact on items above			(11.7)	(29.3)	(0.05)	(0.14)
Non-GAAP Results	$907.3	$868.0	$630.1	$573.1	$3.08	$2.79
(1) All Specified Items are included in the Corporate and Other segment
(2) Included in Selling, General and Administrative expenses
(3) Included in Other Expenses/(Income)-net

Segment Reorganization

During the fourth quarter of 2012, the company implemented a change in its organizational structure involving the transfer of the Puerto Rican operations from the North America to the Latin America business. This change did not impact Europe or Asia and did not have a material impact on the assets of North America or Latin America. As a result of implementing this change in our operating structure, the company will report the results of operations under this new structure beginning with the fourth quarter of 2012. The following unaudited financial schedule provides information regarding net sales and earnings before interest and income taxes for 2010 and 2011, each of the four quarters of 2011, and each of the first three quarters of 2012 on the new reporting basis.

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)

	2012			2011					2010
	1Q	2Q	3Q	1Q	2Q	3Q	4Q	Total Year	Total Year
Net Sales
Original Reportable Segment Structure:
Asia/Latin America	$701.3	$695.2	$639.9	$576.9	$611.6	$636.1	$598.6	$2,423.2	$1,927.1
North America / Europe	285.3	317.1	281.4	322.9	320.4	297.8	312.7	1,253.8	1,214.5
Total	$986.6	$1,012.3	$921.3	$899.8	$932.0	$933.9	$911.3	$3,677.0	$3,141.6

New Reportable Segment Structure:
Asia/Latin America	$707.3	$702.0	$646.7	$582.5	$617.1	$642.8	$604.8	$2,447.2	$1,951.0
North America/Europe	279.3	310.3	274.6	317.3	314.9	291.1	306.5	1,229.8	1,190.6
Total	$986.6	$1,012.3	$921.3	$899.8	$932.0	$933.9	$911.3	$3,677.0	$3,141.6

Earnings Before Interest and Taxes
Original Reportable Segment Structure:
Asia/Latin America	$279.0	$237.5	$190.7	$216.8	$209.8	$198.4	$177.9	$802.9	$646.1
North America/Europe	33.7	74.6	55.6	92.9	86.4	71.9	65.9	317.1	357.7
Corporate and Other	(63.9)	(63.8)	(63.1)	(87.1)	(92.5)	(68.6)	(97.7)	(345.9)	(320.9)
Total	$248.8	$248.3	$183.2	$222.6	$203.7	$201.7	$146.1	$774.1	$682.9

New Reportable Segment Structure:
Asia/Latin America	$280.9	$239.9	$193.1	$219.0	$211.5	$201.4	$179.7	$811.6	$656.3
North America/Europe	31.8	72.2	53.2	90.7	84.7	68.9	64.1	308.4	347.5
Corporate and Other	(63.9)	(63.8)	(63.1)	(87.1)	(92.5)	(68.6)	(97.7)	(345.9)	(320.9)
Total	$248.8	$248.3	$183.2	$222.6	$203.7	$201.7	$146.1	$774.1	$682.9

CONTACT:
Mead Johnson Nutrition Company
Investors:
Kathy MacDonald, (847) 832-2182
kathy.macdonald@mjn.com
or
Media:
Christopher Perille, (847) 832-2178
chris.perille@mjn.com